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March 16, 1998



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Frisby Technologies, Inc. and, under the date of April 24, 1996, we reported on the financial statements as of and for the year ended December 31, 1995. On December 1, 1996, our appointment as principal accountants was terminated. We have read Frisby Technologies' statements included under the heading "Change in Independent Auditors" in its Amendment No. 1 to the Form SB-2 dated March 9, 1998, and we agree with such statements, except that we are not in a position to agree with Frisby Technologies' statements that the decision to change firms was approved by the Company's Board of Directors and that during the year ended December 31, 1995 and until completion of the audit of the Company's 1995 Financial Statements, the Company did not consult with Ernst & Young LLP on items which
(i) were of or should have been subject to the Statement of Auditing Standards No. 50, or (ii) concerned the subject matter of a disagreement or reportable event with KPMG.

Very truly yours,

/s/  KPMG Peat Marwick LLP
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KPMG Peat Marwick LLP